UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Begum, Paul G.
   350 West 300 South, Suite 201
   Salt Lake City, UT  84101
2. Issuer Name and Ticker or Trading Symbol
   KLEVER MARKETING, INC.
   (KLMK)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
(1)Common Shares           |2/27/98 |P | |  1,000           |A  |$2.56      | 3,512,912         |D     |
---------------------------|--------|--|-|------------------|---|-----------|-------------------|------|----------------------------
                           |        |  | |                  |   |           |                   |      |
---------------------------|--------|--|-|------------------|---|-----------|-------------------|------|----------------------------
                           |        |  | |                  |   |           |                   |      |
---------------------------|--------|--|-|------------------|---|-----------|-------------------|------|----------------------------
                           |        |  | |                  |   |           |                   |      |
---------------------------|--------|--|-|------------------|---|-----------|-------------------|------|----------------------------
                           |        |  | |                  |   |           |                   |      |
---------------------------|--------|--|-|------------------|---|-----------|-------------------|------|----------------------------
                           |        |  | |                  |   |           |                   |      |
---------------------------|--------|--|-|------------------|---|-----------|-------------------|------|----------------------------
                           |        |  | |                  |   |           |                   |
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
- ---------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON

/s/Paul G. Begum
___________________________
Paul G. Begum

DATE
July 31, 1998

(1) Shares were acquired by Mr. Begum and subsequently assigned to PSF, Inc, a Utah corporation. Mr. Begum may be deemed to be the beneficial owner of the shares described herein due to his positions of officer, and principal shareholder of PSF, Inc.